AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 29, 1996, between LANDMARK INTERNATIONAL, INC., a California corporation ("LMKI"), 1720 E. Garry, Suite 201, Santa Ana, California 92705 and LA JOLLA SECURITIES, INC., a California corporation ("LJSI"), 1020 Prospect Street, Suite 200, La Jolla, California
92037.

         WHEREAS, the officers of LMKI and LJSI have negotiated and deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction provided for herein in which LJSI would be acquired by LMKI on the terms and subject to the conditions contained in this Agreement; and

         WHEREAS, for Federal income tax purposes, it is intended that the acquisition shall qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, THE PARTIES HERETO AGREE AS FOLLOWS:

                                    ARTICLE I

                                 REORGANIZATION

         1.1 Reorganization. Subject to all of the terms and conditions of this Agreement, at Closing, LJSI shall be acquired by LMKI.

         1.2 Operating Divisions. Upon the signing of this Agreement, the wholly owned subsidiary of LMKI, S.T.M. COMMUNICATIONS, INC., shall become the operating entity for the telecommunication business. All contracts with GTE and Pacific Bell shall become the exclusive property of S.T.M. COMMUNICATIONS, INC. All assets and liabilities relating to the operational aspects of the telecommunication business shall become the property of S.T.M. COMMUNICATIONS, INC. LMKI shall retain the following assets: Certificate of Deposit in the Gemini Capital Fund $950,000.00, Barter Exchange Certificates $900,000.00, and Note Receivable - Mesa Valley LLC $3,200,000.00. S.T.M. COMMUNICATIONS, INC., shall indemnify LMKI and LJSI against any and all liabilities arising from the part or present telecommunication side of the business. CHAPMAN TRUST shall surrender its 7,500,000 shares in LMKI in exchange for 7,500,000 shares in STMC. LMKI shall tender to STMC $500,000.00 less before mentioned telecommunication related expenses paid by LMKI, in exchange for 833,333 shares of STMC. The part of the agreement is contingent upon the full funding of the $500,000.00 from the sale of the $3,000,000.00 Private Placement of LMKI or at the discretion of both parties.

         1.3 Conversion of Shares and Assumption of Options. LMKI agrees to issue 7,500,000 fully paid and nonassessable shares of

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its common stock in exchange for all of the shares of LJSI that have been issued and are outstanding. These shares will be the shares reissued per this "Plan of Reorganization." No additional shares will be issued from LMKI for this transaction. The common stock will be issued directly to the shareholders of LJSI in the amounts shown on Exhibit 1.3 hereof effective at the Closing. LMKI will not assume responsibility for or reserve shares for any unexercised stock options previously issued by LJSI.

         1.4 Exemption from Registration. The parties hereto intend that the common stock to be issued by LMKI to LJSI shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4 and/or 3 of the Act and the rules and regulations promulgated thereunder. Such securities will be restricted under Rule 144 of the Securities Act of 1933, and as such cannot be resold in any public market except in compliance with such Rule, or any exemption thereof.

         1.5 Status of Shares Deliverable. The shares of stock of LMKI deliverable pursuant to this Agreement, when issued and delivered as provided in this Agreement, will be validly issued and outstanding shares of voting Common Stock of LMKI, fully paid and nonassessable.

         1.6 LJSI will fund a Private Placement Memorandum for LMKI. Of the proceeds collected, $500,000.00 will be allocated to S.T.M. COMMUNICATIONS, INC. for their sole use and to be used entirely at their discretion in the operation and promotion of that business. Fifty percent (50%) of all funds collected from the Private Placement Memorandum beginning December 1, 1996, shall be first sent to the wholly owned subsidiary called S.T.M. COMMUNICATIONS, INC. The Private Placement Memorandum shall be fully funded for the subsidiary within 120 days of this Agreement. CHAPMAN TRUST shall have the exclusive right to acquire 100% of the S.T.M. COMMUNICATIONS, INC. business for 10% equity in a newly formed corporation whose intent is to go public via a Regulation D 504 offering. This acquisition shall occur within 30 days of the full funding of $500,000.00 for S.T.M. COMMUNICATIONS, INC. During this interim, CHAPMAN TRUST shall retain one sear on the newly elected Board of Directors of LMKI and shall control 50% of the voting rights of the stock in LMKI. No new shares shall be issued that would cause a dilution effect of the present shares issued to LJSI under the terms of this Agreement.

         1.7 Dissenting Shareholders. Any shareholder of LMKI or LJSI who shall have lawfully dissented from the reorganization in accordance with applicable state law, and who shall have timely demanded payment of the value of his shares and submitted such shares for endorsement as provided in such applicable law, shall thereafter have only such rights as are provided a dissenting shareholder in accordance with said applicable law and shall have no other rights under this Agreement.

                                    ARTICLE 2

                                                         5

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                     REPRESENTATIONS AND WARRANTIES OF LJSI

         LJSI hereby represents and warrants to LMKI that tot the best of its knowledge:

         2.1 Organization and Good Standing. LJSI is a corporation duly organized, validly existing, and in good standing under the laws of California, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business as a corporation and is in good standing in each of the states in which the failure to qualify would have a material adverse effect on its business or properties.

         2.2 Capitalization. The authorized capital stock of LJSI consists of 10,000 shares of $1.00 par value common stock of which 10,000 shares will be issued and outstanding as of Closing. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating LJSI to issue or to transfer from treasury or to repurchase any shares of its capital stock of any class.

         2.3 Subsidiaries. As of the date hereof, LJSI does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation), except as disclosed in Exhibit 2.3.

         2.4 Financial Statements. Exhibit 2.4 consists of the financial statements of LJSI prepared by management as of October
31, 1996 containing the Balance Sheet and the related Statements of Operations, Changes in Stockholders' Equity and Changes in
Financial Position for the period then ended.

         2.5 Absence of Certain Changes. Since the date of the most recent Balance Sheet set forth in Exhibit 2.4 hereof, there has not been any change in the financial condition, or operations of LJSI which, individually or in the aggregate, has been materially adverse, except as disclosed in Exhibit 2.5.

         2.6 Absence of Undisclosed Liabilities. LJSI, as of the date hereof, is not subject to any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in the financial statements specified in
Exhibit 2.4 or as otherwise disclosed in Exhibit 2.5 hereof.

         2.7 Taxes and Assessments. Except as described in Exhibit 2.7 hereof, within the times and in the manner prescribed by law, LJSI has filed all federal, state and local tax returns required by law or has filed proper extensions, and has paid all taxes, assessments, and penalties due and payable other than those presently payable without penalty or interest. The provisions for taxes, if any, reflected in the balance sheet included in Exhibit 2.4 are adequate for any and all federal, state, country and local taxes for the period ending on the date of that balance sheet for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by LJSI provided, however, various returns remain subject to audit.

         2.8 Investigation of Financial Condition. Subject to provisions regarding confidentiality, LMKI and/or its attorneys and accountants shall have the opportunity to meet with LJSI attorneys and accountants to discuss the business and financial condition of LJSI, and LJSI shall make available to LMKI and/or its attorneys and accountants all books and records of LJSI once reasonable notice of such request has been given.

         2.9  Trade  Names  and  Rights.  LJSI  owns or has the right to use all patents, trademarks, service marks, trade names, inventions, processes, know-how, trade secrets, copyrights, licenses and other rights necessary to its business as now conducted or proposed to be conducted, including without limitation, those set forth on Exhibit 2.9 hereof, and to the best knowledge of LJSI is not infringing upon or otherwise acting adversely to the right to claimed right of any person under or with respect to any of the foregoing.

         2.10 Compliance with Laws. LJSI has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business.

         2.11 Litigation. LJSI is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of LJSI, threatened against or affecting LJSI or its business, assets, or financial condition, except as set forth in Exhibit
2.11 hereof. LJSI is not in default with respect to any order, writ, injunction, or decree or any federal, state, local, or foreign court, department agency, or instrumentality applicable to it. LJSI is not engaged in any legal action to recover monies due to it, except as set forth in Exhibit 2.11 hereof.

         2.12 Ability to Carry Out Obligations. The execution and delivery of this Agreement by LJSI and the performance by LJSI of its obligations hereunder will not cause, constitute, or conflict with our result in (i) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which LJSI is a party, or by which it may be bound, nor will any consents or authorizations or any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of LJSI, or (iii) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of LJSI.

         2.13 Property and Assets. LJSI has good and marketable title to all of its property and assets, real, personal, mixed or

                                                         7

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intangible,  reflected on its most recent Balance  Sheet,  free and clear of any and all liens, claims and encumbrances of any nature, for or description, except as described in Exhibit 2.13 hereof.

         2.14 Contracts and Agreements. Except as listed in Exhibit 2.14 hereof, LJSI is not a party to any oral or written agreement, arrangement, commitment, or potential obligation which individually, or collectively, materially affect LJSI or its business.

         2.15 Defaults. LJSI has performed in all material respects all of the material obligations required to be performed to date, and is not in default in any material respect under any agreements, leases, contracts or other documents to which it is a party, the effect of which, in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of LJSI. To the knowledge of LJSI, no party with whom LJSI has an agreement which is of material importance to LJSI is in material default thereunder.

         2.16 Material Facts. None of the representations and warranties made by LJSI herein, or in any certificate to be furnished by LJSI at Closing contains or will contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements contained therein not misleading.

         2.17 Indemnification. LJSI agrees to indemnify, defend and hold LMKI harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that any of them shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by LJSI to perform any of its representations, warran- ties, covenants or agreements in this Agreement or in any instrument to be furnished by LJSI under this Agreement at Closing.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF LMKI

         LMKI represents and warrants to LJSI that:

         3.1 Organization and Good Standing. LMKI is a corporation duly organized, validly existing, and in good standing under the laws of California, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business as a foreign corporation and is in good standing in each of the states in which the failure to qualify would have a material adverse effect on its business or properties.

         3.2 Capital. The authorized capital stock of LMKI consists of 50,000,000 shares of no par value common stock of which 11,800,000 are currently issued and outstanding. All of the issued and outstanding shares are duly and validly issued, fully paid and

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



nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating LMKI to issue or to transfer from treasury any additional shares of its capital stock of any class except as noted in Exhibit 2.5.

         3.3 Subsidiaries. Other than S.T.M. COMMUNICATIONS, INC., LMKI does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation).

         3.4 Taxes and Assessments. Except as described in Exhibit 3.4 hereon, within the times and in the manner prescribed by law, LMKI has filed all federal, state and local tax returns required by law or has filed proper extensions, and has paid all taxes, assessments, and penalties die and payable other than those presently payable without penalty or interest.

         3.5 Compliance with Laws. LMKI has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business.

         3.6 Litigation. LMKI is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of LMKI, threatened against or affecting LMKI or its business, assets, or financial condition, except as set forth in Exhibit
3.6 hereof. LMKI is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department agency, or instrumentality applicable to it. LMKI is not engaged in any legal action to recover monies due to it, except as set forth in Exhibit 3.6 hereof.

         3.7 Ability to Carry Out Obligations. The execution and delivery of this Agreement by LMKI and the performance by LMKI of their obligations hereunder will not cause, constitute, or conflict with our result in (i) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which LMKI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of LMKI, or (ii) an event that would result in the creation of imposition of any lien, charge, or encumbrance on any asset of LMKI.

         3.8 Property and Assets. LMKI has good and marketable title to all of its property and assets, real, personal, mixed or intangible, free and clear or any and all liens, claims and encumbrances of any nature, form or description, except as described in Exhibit 3.8 hereof.

         3.9 Contracts and Agreements. LMKI is not a party to any oral or written agreement, arrangement, commitment, or potential obligation which individually, or collectively, materially affect LMKI or its business.

         3.10 Defaults. LMKI has performed in all material respects all of the material obligations required to be performed to date, and is not in default in any material respect under any agreements, leases, contracts or other documents to which it is a party, the effect of which, in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of LMKI. To the knowledge of LMKI, no party with whom LMKI has an agreement which is of material importance to LMKI is in material default thereunder.

         3.11 Material Facts. None of the representations and warranties made by LMKI herein, or in any certificate to be furnished by LMKI at Closing contains or will contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements contained therein not misleading.

         3.12 Indemnification. LMKI agrees to indemnify, defend and hold LJSI harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that any of them shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by LMKI to perform any of its representations, warran-ties, covenants or agreements in this Agreement or in any instrument to be furnished by LMKI under this Agreement at Closing.

         3.13     Public Status of Securities.

                  3.13.1 Certain of the outstanding common shares of LMKI have achieved public free trading status in that they were issued pursuant to a registered offering and were exempt from registration under the Securities Act of 1933. Such public status of these securities allows brokers or dealers to publish quotations for LMKI securities pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934. No order preventing or suspending the publishing of such quotations has ever been issued by the Securities and Exchange Commission. The Information Statement prepared pursuant to Rule 15c2-11, conformed in all material respects to the requirement of the Act and the rules and regulations of the Commission thereunder and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading.

                  3.13.2 LMKI is in compliance with all applicable state blue sky laws. No order preventing or suspending the secondary sale of LMKI securities quotations has ever been issued by a state securities administrator.

         3.14. Trading. None of LMKI, its officers, directors, control persons and affiliates have engaged in, or in any manner whatsoever participated in, any transaction involving any security of LMKI except in compliance with all applicable securities laws, including without limitation, the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                    ARTICLE 4

                ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LJSI

         LJSI further represents and warrants to LMKI that:

         4.1 Investment Intent. Each LJSI shareholder understands and acknowledges that the shares of LMKI common stock (the "LMKI shares") are being offered for exchange in reliance upon the exemption provided in Section (2) of the Act and Rule 506 of Regulation D adopted thereunder, for nonpublic offerings; and the Shareholder makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of such Shareholder as a purchaser of securities.

                  4.1.1 The LMKI shares are being acquired solely for the account of each LJSI shareholder, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the LMKI Shares.

                  4.12 Each LMKI shareholder agrees not to dispose of his LMKI Shares or any portion thereof in violation of the Act, the Exchange Act, the rules and regulations thereunder or any applicable state securities laws.

                  4.13 Each LMKI shareholder (together with his qualified purchaser representative, if any) is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Exchange Offer on the terms and conditions set forth herein.

                  4.14 Each LJSI shareholder is able to bear the economic risk of an investment, as a result of the Exchange Offer, in the LMKI Shares.

         4.2  Legend.   Each  LJSI  shareholder  agrees  that  the  certificates
evidencing the LMKI Shares acquired pursuant to this Agreement will have the following:

                  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE
                  REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE

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                  COMPANY AND ITS COUNSEL, THAT SUCH REGISTRA-
                  TION IS NOT REQUIRED."

         Such legend shall be removed (i) if the shares represented by such certificate shall have been effectively registered under the Act or otherwise lawfully sold in a public transaction, or (ii) if the holder of such shares shall be provided LMKI with an opinion of counsel, in form and substance reasonable acceptable to LMKI and its counsel and from attorneys reasonable acceptable to LMKI and its counsel, stating that a public sale, transfer or assignment of such shares may be made without registration.

                                    ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 Conditions. The respective obligations of each party hereunder shall be subject to the satisfaction, at or before Closing, of the following conditions.

                  5.1.1 Approval of Directors and Shareholders. This Agreement and Plan of Reorganization will be submitted to the Board of Directors and Shareholders of each party for their approval.

                  5.1.2 Accuracy of Representations.Except as otherwise permitted by this Agreement, all representations and warranties by each party in this Agreement or in any written statement that shall be delivered by any party under this agreement at Closing shall be true and accurate on and as of Closing as those made at that time.

                  5.1.3 Performance. Each party shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before Closing.

                  5.1.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against any party on or before Closing.

                  5.1.5 Financial Condition. On the Closing Date, except as disclosed on the appropriate Exhibit hereof, the assets and liabilities of each party shall not be significantly different than as shown of its most recent audited Balance Sheet included in the appropriate Exhibit hereof.

         5.2 Conditions to Obligations of LJSI. The obligations of LJSI to effect the transaction are subject to the satisfaction of the following conditions:

                  5.2.1 Officers and Directors. Effective immediately upon Closing, the directors and officers of LMKI shall have resigned and the board of directors of LMKI shall be lawfully

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constituted with, and the executive officers lawfully held by the persons as set forth in Exhibit 5.2.2.

                  5.2.2 Bank Accounts. All cash currently in LMKI shall be transferred to a new account known as S.T.M. COMMUNICA-
TIONS, INC.

                  5.2.3 Corporate Proceedings. All LMKI corporate and other proceedings in connection with the transaction contemplated hereby and all documents and instruments incidental to such transactions shall be in satisfactory form and substance.

                  5.2.4 Records. LMKI shall have delivered to the President as stated in Section 5.2.1, all of the books and records of LMKI.

                                    ARTICLE 6

                                     CLOSING

         6.1 Closing. The closing of this transaction shall be held at the offices of LA JOLLA SECURITIES, INC., or such other place as shall be mutually agreed upon, on such date as shall be mutually agreed upon by the parties, but in no event later than November 29, 1996.

         6.2 Documents to Be Delivered at Closing. The parties shall deliver, or cause to be delivered, all documents or certificates called for in this Agreement, along with such other documents or certificates as may be necessary, in the reasonable opinion of counsel, to effectuate the transaction called for hereunder.

         6.3 Effective Time of Merger. This transaction shall be consummated when all necessary documents are property executed, certified and filed in accordance with applicable state laws after Closing.

                                    ARTICLE 7

                        AMENDMENT, WAIVER AND TERMINATION

         7.1 Amendment. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         7.2 Waiver. Except as otherwise expressly provided herein, waiver of any covenant, condition, or provision of this Agreement is not deemed to have been made unless expressly made in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or condi-

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tions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and
(iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

         7.3 Termination. This Agreement may be terminated at any time prior to the Closing Date: (i) by mutual consent of the parties; (ii) by any party in the event it appears reasonably certain that any of the conditions precedent set forth in Articles 6 and 7 hereof cannot be substantially satisfied or waived by the Closing Date. In the event the Closing Date shall not have occurred on or before November 29, 1996 this Agreement shall automatically terminate without any action, notice or consent by any party.

         7.4 Effect of Termination. In the event this Agreement is terminated or abandoned pursuant to the foregoing provisions, this Agreement shall become void and shall have no further force or effect, and shall not impose any liability on the party of any party hereto.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         8.2 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

         8.3 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

         8.4 Choice of Law. Except as otherwise limited by federal law, this Agreement shall be interpreted, construed and enforced according to the laws of the State of California.

         8.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.6. Notices. All notices, requests, demands and other communications under this Agreement shall have been in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or an the third business day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

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         LMKI:             LANDMARK INTERNATIONAL, INC.
                           1720 E. Garry, Suite 201
                           Santa Ana, CA  92705

         LJSI:                      LA JOLLA SECURITIES, INC.
                           1020 Prospect Street, Suite 200
                           La Jolla, CA   92037

         8.7 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

         8.8 Assignment. Except with the written consent of the other party, the obligations under this Agreement shall not be assignable by any party. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, assigns, heirs and legal representatives, any rights, remedies, or liabilities under or by reason of this Agreement.

         8.9 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purposes of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the provisions hereof.

         8.10 Brokers. The parties hereto represent that a finders fee of 500,000 shares has been paid to Silver Channel Ventures, Inc. under the Securities and Exchange Commissions provisions of a Regulation S. Each of the parties hereto shall indemnify and hold the other harmless against any an all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any such other broker or person.

         8.11 Announcements. Each party will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

         8.12 Expenses. Each party shall pay their respective expenses, including legal, accounting and any other out-of-pocket expenses incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated.

         8.13 Survival of Representations. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing irrespective of any investigation made by or on behalf of any party.

         8.14 Exhibits. The Exhibits attached hereto are an integral part of this Agreement and each such Exhibit shall be applicable as if set forth in full in the text hereof only with respect to the sections or this Agreement to which it is cross-referenced. Any

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material changes to the Exhibits shall be immediately disclosed to the other party.

         8.15 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, including the collection of a judgement resulting therefrom, in addition to any other relief to which it or they may be entitled.

AGREED TO AND ACCEPTED as of the date first above written.

LANDMARK INTERNATIONAL, INC.


By:

LA JOLLA SECURITIES, INC.


By:

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